Exhibit 99.1

LINCOLN FINANCIAL GROUP ELECTS REGINALD E. DAVIS TO SERVE

ON BOARD OF DIRECTORS

RADNOR, Pa., August 20, 2020 – Lincoln Financial Group (NYSE: LNC) today announced that Reginald E. Davis has been elected to serve on the company’s board of directors.

Mr. Davis recently joined Flagstar Bank as executive vice president and president of banking. He has over 35-years of experience in the commercial banking industry and previously served as executive vice president and head of business banking, including small business, at SunTrust Bank. Prior to SunTrust, he served as president of Royal Bank of Canada’s U.S. banking operations and held executive level positions at Wachovia Bank.

“I am pleased to welcome Reggie to Lincoln’s board and look forward to working with him,” said William H. Cunningham, chairman of the board for Lincoln Financial Group. “He is a proven leader in the financial services industry, and his extensive experience and perspective will serve Lincoln, the board and our shareholders well.”

“Reggie brings to Lincoln’s board a history of leadership in both business and the community, and he will be a valuable asset to our board,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “I’m confident that his counsel and insights will help us grow long-term value for our shareholders.”

Mr. Davis has been involved in numerous community and civic organizations in Atlanta. He serves on the board of Business Executives for National Security and is a member of the 100 Black Men of Atlanta.  Previously, he served as Chair of the Morehouse College Dean’s Advisory Board and a board member of the Atlanta Chamber of Commerce. Mr. Davis holds a bachelor’s degree in business administration from Morehouse College.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $270 billion in end-of-period account values as of June 30, 2020. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, Lincoln earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index.

Lincoln has also been recognized in Newsweek’s Most Responsible Companies and is among Forbes’ World’s Best Employers, Best Large Employers, Best Employers for Diversity, Best Employers for Women and ranked on the JUST 100 list. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com/.

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